Exhibit 99.1
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267 756 3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta Names Jan Bertsch to Board of Directors
Elizabeth Lempres to step down from Axalta Board
GLEN MILLS, PA, August 29, 2022 – Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global coatings company, today announced that Jan Bertsch, automotive industry veteran and former Senior Vice President and Chief Financial Officer for Owens-Illinois Inc., now O-I Glass, Inc., has been appointed to the company’s Board of Directors as an independent director, effective September 13, 2022. She will serve on the Axalta Audit Committee. The Company also announced that Elizabeth Lempres is stepping down as a member of the Board, effective September 15, 2022.
“We are pleased to welcome Jan to our Board of Directors and look forward to benefitting from her tremendous expertise as an operationally focused CFO with a strong track record of value creation and asset optimization,” said Bill Cook, Axalta’s Board Chair. “Axalta will benefit from Jan’s deep financial and information technology expertise and global perspective as we execute on our strategic growth plan and deliver value for our shareholders.”
Cook added, “On behalf of our entire Board, I want to thank Liz for her leadership and dedication to Axalta. Liz’s diverse global strategy experience has helped to guide Axalta’s continued evolution and growth trajectory. Her many contributions to the Board and the company are greatly appreciated.”
As part of the Board’s ongoing refreshment process and commitment to seeking top talent on the Board and management team, the Board performs extensive searches with the assistance of an independent executive search firm to identify highly qualified candidates with relevant skills and experience. Axalta is committed to bringing diverse leaders and experiences to the Board and throughout the organization.
With the appointment of Bertsch and the departure of Lempres, Axalta’s Board will be composed of eight directors, four of whom were appointed to the Board since the beginning of 2020. Axalta’s directors bring unique backgrounds and experience in areas important to Axalta’s business, including executive leadership, finance, audit, information technology and global operations, and in relevant industries, including specialty chemicals and Axalta’s end markets.
About Jan Bertsch
Prior to her retirement in 2019, Bertsch was SVP and CFO of O-I Glass, where she was responsible for the global finance and IT functions, delivering solutions that enabled collaboration across the enterprise. She previously served as Executive Vice President and Chief Financial Officer of Sigma Aldrich. Prior to joining Sigma Aldrich in 2012, Bertsch spent more than 30 years in a variety of finance and IT leadership roles for notable companies in the automotive industry, including as SVP, Treasurer and Chief Information Officer of Chrysler, as well as leadership positions at BorgWarner, Visteon and Ford.
Bertsch currently serves as independent chair of the Board of BWX Technologies, an aerospace and defense company, and as a director on the Board of Regal Rexnord, a manufacturer of industrial and powertrain solutions. She previously served as a member of the Board and chair of the audit committee at Meritor, a manufacturer of construction machinery and heavy truck components, now a part of Cummins. Bertsch has served as a member of the Cisco Board of Advisors, Microsoft Advisory Board and CIO Executive Board. She was named to the Top 100 Most Influential Women in the Automotive Industry by Automotive News twice in her career. Bertsch earned a B.A. in Finance from Wayne State University and an M.B.A. from Eastern Michigan University.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
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